Exhibit 10.1

Lear Corporation
World Headquarters
21557 Telegraph Road
P.O. Box 5008
Southfield, MI 48033
USA
Phone (248)447-1562
Fax (248)447-1677
Roger A. Jackson
Senior Vice President
Human Resources

October 2, 2007
Mr. Douglas G. DelGrosso
460 Linden Street
Birmingham, MI 48009
Dear Doug:
As we have discussed, your employment with Lear Corporation (‘Lear”) terminated as of August 14, 2007 (the “Date of Termination”). For purposes of your employment agreement with Lear dated March 15, 2005 (the “Employment Agreement”), the termination was by Lear without Cause. Therefore, (a) you are entitled to the benefits described in Section 5(d)(i) of the Employment Agreement and (b) if you execute the Acknowledgment and Release of Claims attached as Exhibit A, you are entitled to the benefits described in Section 5(d)(ii). A list summarizing such benefits is attached as Exhibit B.
You have requested that Lear pay to you, in lieu of the bonus prorated for the portion of the bonus measurement period occurring prior to the Date of Termination, as described in Section 5(d)(i) of the Employment Agreement, the entire bonus to which you would be entitled for the year 2007 if you remained employed through the date such bonus would become payable in 2008. Such bonus, if any, will be paid to you at the same time as existing employees receive their bonus payment. You have also requested that Lear permit you to make a new election with respect to the time and form of payment of all amounts to which you are entitled under the Lear Corporation Executive Supplemental Savings Plan (the “ESSP”), notwithstanding the fact that the terms of the ESSP do not contemplate such an election. (We would recommend that any such election select a distribution date that is at least six months after your Date of Termination in order to minimize the risk of adverse tax consequences for yourself under Section 409A of the Internal Revenue Code.)
Lear agrees to each of the two requests described above if you agree to, and continue to comply with, the terms and conditions set forth in this letter agreement (the “Separation Agreement”), as set forth below and in the Acknowledgment and Release of Claims.
The parties agree and recognize that certain provisions of the Employment Agreement by their express terms survive the termination of the Employment Agreement, including but not limited to those provisions set forth in Section 5 (Compensation Upon Termination), Section 10 (entitled “Noncompetition”), Section 11 (entitled “Confidentiality and Cooperation”), and Section 12 (entitled “Arbitration”). Each party reaffirms its continuing obligations under these Sections of the Employment Agreement for the respective periods specified therein. For clarification purposes, you and Lear agree that “Competitive Activity” as defined in the Employment Agreement shall not include providing services to any supplier to an original automotive vehicle manufacturer which does not directly or indirectly compete with (or plan to compete with) Lear’s core businesses of automotive seating, electrical distribution systems and electronic products or any related business.

You further agree and acknowledge that continued application of the Noncompetition and Confidentiality and Cooperation provisions served as a material inducement to Lear to provide you with the bonus and ESSP election opportunity under this Separation Agreement. In addition, you agree and acknowledge that the scope and duration of the restrictions on your activities under Sections 10 and 11 of the Employment Agreement are reasonable and necessary to protect the legitimate business interests of Lear and that you will be reasonably able to earn a living without violating the terms of such Sections.
You will not challenge the enforceability of the restrictions on your activities contained in this Separation Agreement or in the Employment Agreement. You further agree and acknowledge that Lear has a legitimate business interest in preventing you from violating Sections 10 and 11 of the Employment Agreement and that Lear would be immediately and irreparably harmed, and that such harm would not be readily susceptible to measurement in economic terms, or economic compensation would be inadequate, if you were to violate Sections 10 and 11 of the Employment Agreement or if its terms were not specifically enforced. You therefore agree that in the event that you violate, threaten to violate, or will inevitably violate Section 10 or 11 or a material term of Section 10 or 11, Lear shall be entitled to preliminary and permanent injunctive relief, specific performance, any other equitable remedies, in addition to any and all remedies at law or equity, in a court of competent jurisdiction without the necessity of posting a bond. You further agree and acknowledge that you will pay the reasonable attorneys’ fees of Lear in bringing an action to enforce Sections 10 and 11 in the event a court concludes (at any stage) that you have violated a material term of either of those Sections. Lear agrees and acknowledges that it will pay your reasonable attorneys’ fees if it brings an action to enforce Sections 10 and 11 in the event a court concludes (at any stage) that you have not violated a material term of either of those sections.
You acknowledge the continuing application of Section 12 of the Employment Agreement and agree that all disputes under the Employment Agreement and this Separation Agreement will be subject to mandatory arbitration, except that Lear may initiate proceedings in a court of competent jurisdiction to enforce Sections 10 or 11 of the Employment Agreement without referring such claims to arbitration. All other disputes, claims and actions must be submitted to arbitration.
You will not, personally or on behalf of any other person or entity, (i) except as required by legal process in a proceeding initiated by a third party not affiliated with you, directly or indirectly utilize or convey any non-public confidential or proprietary information of Lear or any of its affiliates obtained by you while employed by Lear, (ii) participate or be involved directly or indirectly in any business or business relationship currently maintained, possessed or being pursued by Lear or any of its affiliates if you had any direct involvement in such business or business relationship, or supervised the efforts of those who have any direct involvement in such business or business relationship, while you were employed by Lear, or (iii) interfere with any business relationship, contract or agreement involving Lear or any of its affiliates.

You agree that you shall not at any time engage in any form of conduct, nor make any statements or representations, that disparage or otherwise impair the reputation, goodwill or interests of: Lear or its affiliates; their products or services; Lear’s Board of Directors or any of the past, current or future directors of Lear; Lear’s past, current or future officers; Lear’s past, current or future shareholders, attorneys, accountants, employees or independent contractors; or successors to Lear or any of its affiliates. Lear agrees not to engage in any form of conduct or to make any statements or representations that disparage or otherwise impair your reputation.
You will promptly return to me all property of Lear and its affiliates, regardless of the type or medium (i.e., computer disk, CD-ROM) upon which it is maintained, including, but not limited to, business plans and strategies, financial data or reports, memoranda, correspondence, software, compensation and commission plans (except to the extent such plans relate to your own compensation or the benefits due to you hereunder), and any other documents pertaining to the business of Lear, or its affiliates, customers or vendors, as well as any vehicles, credit cards, keys, identification cards, and any other personal property, documents, writings and materials that you came to possess or otherwise acquired as a result of and/or in connection with your association with Lear and that no copies or duplicates of any documents have been retained.
It only remains for me to thank you for your commitment, leadership and many accomplishments at Lear during your long tenure here. I truly wish you all the best in your future endeavors.
Sincerely,
/s/ Roger A. Jackson
Roger A. Jackson
Senior Vice President, Human Resources
I hereby agree to and accept the terms and conditions described above and in the Acknowledgment and Release of Claims.

/s/ Douglas G. DelGrosso	Date:	10/03/07
Douglas G. DelGrosso

EXHIBIT A
ACKNOWLEDGEMENT AND RELEASE OF CLAIMS
In consideration of the promise by Lear Corporation (the “Company”) to pay to me a Severance Payment, as defined in the letter agreement between the Company and me effective March 15, 2005 (the “Employment Agreement’) and modified by that certain letter from the Company to me dated October 2, 2007, to which I acknowledge I am not otherwise entitled, I hereby voluntarily release any and all claims arising up to the date hereof, known or unknown, which I may have against the Company, its affiliates, subsidiaries and its/their present and former directors, officers, employees, agents, customers, insurers and plan administrators, relating directly or indirectly to my employment and/or termination of my employment with the Company, including but not limited to, all claims for breach of contract, wrongful or retaliatory discharge, employment discrimination, disability discrimination, age discrimination, including all claims under the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, harassment, personal injury, and any other claims under any federal, state or local law or common law, including but not limited to any claim for costs and/or attorneys’ fees. I further waive any right to monetary recovery should any administrative or governmental agency or any other person or entity pursue any claims on my behalf. This release does not include any claims concerning the performance of this Acknowledgement and Release of Claims and any claims concerning any vested retirement benefits to which I may be entitled.
I agree that I have been compensated for all hours worked, have not suffered any on-the-job injury for which I have not already filed a claim, and have been provided with any leave to which I am entitled.
I acknowledge my continuing obligations under the Employment Agreement, including but not limited to, my continuing obligation under Section 10 of the Employment Agreement to refrain from engaging directly or indirectly in any Competitive Activity until two years after the Date of Termination (each such capitalized term has the meaning set forth in the Employment Agreement).
I understand that nothing in this Acknowledgement and Release of Claims shall limit or obviate the obligations set forth in the Invention and Secrecy Agreement, attached hereto as Attachment 1, that I agreed to and signed during my employment with the Company. I understand that I continue to remain bound by that Agreement and the obligations set forth thereunder.
I understand and agree that despite my termination from the Company, it may be necessary for me to cooperate with the Company with respect to matters of which I may have knowledge due to my employment, including but not limited to any transition of my work responsibilities and any defense of any claims, causes of action, or charges brought by or against the Company. I agree to cooperate fully with the Company to the extent necessary and reasonable, including talking to and/or meeting with Company representatives, employees, agents and attorneys and providing, if necessary, testimony in any forum. The Company in turn agrees to provide reasonable notice to me should my cooperation in any matter be required. I agree that any failure to provide such cooperation as may be required shall be a breach of a material term of this Acknowledgement and Release of Claims.
I agree that if I violate any term of this Acknowledgement and Release of Claims, the Company shall, to the extent permitted by law, be entitled to recover from me the Severance Payment paid to me in consideration of my promises contained herein, and the Company and other released persons shall, to the extent permitted by law, be entitled to recover any costs and attorneys’ fees incurred to enforce the terms of this Acknowledgement and Release of Claims and any other remedies that may be available.
No one has made representations concerning the terms or effect of this Acknowledgement and Release of Claims other than as stated specifically herein. If any part of this Acknowledgement and Release of Claims is found by a court to be unenforceable, the remaining portions of this Acknowledgement and Release of Claims shall be valid and enforceable. This two-page Acknowledgement and Release of Claims, the Employment Agreement, that certain letter from the Company to me dated October 2, 2007 and the Invention and Secrecy Agreement set forth the entire agreement between the Company and me and may not be changed orally but only by an amended agreement set forth in writing and signed by an authorized representative of the Company.
I have read and understand this Acknowledgement and Release of Claims in its entirety. I accept the terms and conditions described herein and am signing voluntarily and knowingly. I further acknowledge that I have been advised to consult an attorney of my choosing prior to signing this Acknowledgement and Release of Claims, that I have had twenty-one (21) days to consider this Acknowledgement and Release of Claims before signing it, and that I agree to be bound by its provisions. I understand that I may revoke my acceptance within seven (7) days of my execution of this Acknowledgement and Release of Claims by written notification sent to Roger Jackson, 21557 Telegraph Road, Southfield, Michigan 48033, which revocation must be received within seven (7) days after my execution.

Signature:	/s/ Douglas G. DelGrosso	Date:	10/03/07
Douglas G. DelGrosso

EXHIBIT A
ACKNOWLEDGEMENT AND RELEASE OF CLAIMS
ATTACHMENT 1: Invention and Secrecy Agreement

INVENTION AND SECRECY AGREEMENT
(To be signed by all applicants prior to employment)
In consideration of my employment by Lear Corporation, its subsidiaries and affiliated companies (collectively, the “Company” or “Lear”) I, the undersigned employee, agree as follows:
1.	Protection of Trade Secrets and Confidential Information.
1.1	I will hold in strictest confidence, and not use, publish or other wise disclose to any person, firm or corporation trade secrets and confidential information of Lear (collectively, “Confidential Information”) except as such disclosure or use may be required in connection with my work for Lear. This Confidential Information includes technical know-how and specifications, business know-how and information, procedures, processes, formulas, designs, blueprints, notes, memoranda, documentation, works in process, experimental works, ideas, discoveries, inventions, customer information, strategic information, sales and marketing plans, supplier information, financial information, proposed agreements or any other secret or confidential matter relating to the products, sales or business of Lear or its affiliates or subsidiaries. I understand that Confidential Information may be communicated in writing, orally, electronically, or by other means, and may (or may not) be identified in writing as “Confidential” or “Proprietary.”

1.2	I will use Confidential Information only for the benefit of Lear and will not copy Confidential Information, or disclose Confidential Information to third parties, unless authorized to do so by Lear. Any departure from or waiver of this requirement must be in writing and signed by an officer of Lear or its patent counsel. This duty survives termination of my employment with Lear.

1.3	I have no duty of confidentiality over Confidential Information (1) disclosed publicly by Lear, (2) lawfully in the public domain, (3) developed by persons without access to Lear Confidential Information, (4) known to me prior to my employment with Lear, as evidenced by my business or personal records.

1.4	I will not disclose to Lear, or use in my work with Lear, any proprietary information of third parties (including my prior employers) unless they have authorized Lear to use such information.
2.	Ownership of Workproduct.
2.1	My workproduct, and the intellectual and industrial rights relating to such workproduct (collectively, “Workproduct”), is owned by Lear. “Workproduct” includes trade secrets, knowhow, inventions, improvements, works of authorship (including illustrations, literary works, mask works, software, multimedia works, graphs, charts, photographs, graphic works, and all other business or technical information and developments that are created or conceived by me (alone or in collaboration with others):
(a)	during the term of my employment with Lear and that such Workproduct is within the scope of my job responsibilities or assignments; and/or

(b)	during the term of my employment with Lear and that such Workproduct relates to the existing or contemplated business of Lear; and/or

(c)	during the six-month period after my last day of employment with Lear if the Workproduct was within the scope of my job responsibilities or assignments during my last year of employment with Lear. Until proven otherwise, any invention shall be presumed to have been conceived during such employment if within one (1) year after termination of such employment it is disclosed to others, or it is completed, or it has a patent application filed thereon; and/or

(d)	at any time, if such Workproduct was created or conceived, in whole or in part, with Lear resources (including machines, data, information, funds, staff expertise, staff time, models, drawings, designs, software, and computer systems).
2.2	Lear owns such Workproduct regardless of whether I conceive or create the Workproduct at home, on vacation, during evenings or weekends, during a leave of absence from the Company, or under conditions that may appear to be outside of normal work hours.

2.3	I understand and agree that all copyrightable Workproduct is “work made for hire” in which the copyrights are owned by Lear. In the event copyrightable Workproduct is not a work made for hire then I will assign all my right, title and interest in any copyrightable Workproduct to Lear.

2.4	I will disclose promptly in writing to Lear all Workproduct, in particular those that may be subject to patent protection. I agree not to publicly disclose, or publish articles, or speak at conferences, or give interviews that relate to any Lear activities or Workproduct without the prior written permission of Lear.

2.5	I hereby assign to Lear (or its designees) all of my interest in Workproduct, including copyright, patent, trademark, and trade secret. I will also, at the request of Lear provide information and materials, sign documents, and provide all assistance to Lear in securing and enforcing intellectual property rights in the Workproduct. This obligation to provide assistance survives my employment with Lear.

2.6	I will deliver to Lear upon request, and shall not retain or take with me upon conclusion of my employment, Workproduct or other Lear materials.

2.7	I represent and warrant that the inventions, works of authorship, and developments identified below were created or conceived prior to entering the employ of Lear and are not subject to the terms of this Agreement (if NONE, please write NONE and initial):

2.8	I represent and warrant that I am not subject to any injunctions, court orders, noncompete provisions, settlements of intellectual property or conflict of interest disputes, intellectual property agreements, and intellectual property policies, other than as disclosed below, and know of no reasons why I could not work on projects involving the United States Government or any state or foreign government (if NONE, please write NONE and initial):

2.9	I waive any claim to economic and noneconomic rights, including moral rights, in my Workproduct.
3.	General Terms.
3.1	If any provision of this Agreement is found unenforceable by a court of competent jurisdiction it shall be deemed modified so as to make it valid and enforceable in light of the intent of the parties expressed in that provision. The other terms shall not be affected. Partial invalidity of any term of this agreement shall not render any other term ineffective, void or unenforceable.

3.2	This Agreement is the sole agreement between the parties relating to the subject matter, and supersedes all prior written or oral contracts or understandings. This Agreement may not be modified except by a writing signed by both parties.

3.3	I have had the opportunity to review this Agreement and to discuss it with anyone I choose. Compliance with the terms of this Agreement is a condition for employment, including continued employment, with Lear.

3.4	This Agreement is binding upon, and inures to the benefit of, the parties, their successors, assigns, heirs, and personal representatives.

3.5	This Agreement is made under and shall be construed according with the laws of the State of Michigan without giving effect to principles of conflict of laws. Jurisdiction shall be in the courts of the State of Michigan.

11/15/06	/s/ Douglas DelGrosso
Date	Employee Signature (Full Name Please)

	Name (print)	Douglas DelGrosso

	Address (print)	Lear Corporation 21557 Telegraph Southfield 48033

11-15-06	/s/ Lisa Ruthig
Date	Human Resources Signature

EXHIBIT B
BENEFIT AND PAYMENT SUMMARY
Date of Termination: August 14, 2007
Severance Period: August 15, 2007 through August 14, 2009
Severance Payment: Conditioned on execution of general release of claims against Lear. Equal to the sum of the aggregate base salary and the aggregate bonus Mr. DelGrosso is entitled to receive pursuant to the Employment Agreement through the Severance Period, determined in accordance with the terms of the Employment Agreement. Any severance payments that would be otherwise due prior to February 15, 2008 shall be deferred until that date and paid on that date.
Bonus: The amount of the 2007 bonus is to be determined after the end of fiscal year 2007 and will reflect full year consideration.
Health and Welfare: Continued coverage in the following programs until the earlier of the end of the Severance Period or such time as comparable benefits are provided by another employer: medical, dental, vision, prescription drug, life and disability insurance, Estate Preservation Plan.
Non-Qualified Plans:
MSPP — Net RSUs under the 2005, 2006 and 2007 cycles will be distributed February 15, 2008.
ESSP — Existing balances of employee deferrals and company match to be paid in accordance with Distribution Re-Election in lump sums on February 15, 2008.
Qualified Plans:
Balances and benefits paid as provided under the terms of the plans.
Non-Qualified Pension Plans:
Balances and benefits as paid provided under the terms of the plans.
Equity Awards:
Outstanding Stock Options — Under the Employment Agreement, stock options may be exercised until the earlier of the date that is 13 months after the Date of Termination (September 14, 2008) or the scheduled expiration date.
Outstanding RSUs — RSUs from the 2003, 2004, 2005 and 2006 grants vest as scheduled through the Severance Period. RSUs remaining unvested at the end of the Severance Period vest on a pro rata basis at that time. The remainder are forfeited.
Outstanding SARs (stock settled) — Vesting is accelerated to the Date of Termination for all SARs that would vest during the Severance Period, if Mr. DelGrosso remained employed by Lear during that period, and a pro rata portion of the remaining SARs. Vested SARs may be exercised until the earlier of the date that is 13 months after the Date of Termination (September 14, 2008) or the scheduled expiration date.
Performance Units (cash settled) — Pro rata vesting based on the number of completed months in the performance period prior to the Date of Termination. The remainder are forfeited. The payout amount is subject to corporate performance and will be determined at the conclusion of the performance period.
LTSIP (performance shares) — Pro rata vesting based on the number of completed months in the performance period prior to the Date of Termination. The remainder are forfeited. The payout amount is subject to corporate performance and will be determined at the conclusion of the performance period.
Perquisites:
Lear will pay to Mr. DelGrosso a perquisite allowance, less applicable withholding, as soon as practical after Lear receives the executed severance agreement, in lieu of continuing any such allowance during the Severance Period. This is a one-time, nonrecurring payment.